EXHIBIT 99.1
News
For Immediate Release	Contact:
August 6, 2015	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES ACHIEVES EARNINGS PER SHARE OF $1.18, EXCLUDING SPECIAL ITEMS, UP 26% FOR SECOND QUARTER
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Reported Earnings per Share from Continuing Operations were $0.76,
Including Special Items
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Acquisition Continues to be Highly Accretive to Earnings
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Highlights:
•	Operating Income of $72.3 Million and 15.6% of Sales, Excluding Special Items
•	Strong Cash Flows from Operations of $95 Million
•	$50 Million Debt Reduction in the Second Quarter
•	Synergies Ahead of Target; Integration Tracking Well
•	New Commercial Agreement for FulFill® E-325 in India
•	Company Launches Enersol® Crop Enhancement Technology in China
NEW YORK, August 6, 2015—Minerals Technologies Inc. (NYSE: MTX) today reported second quarter diluted earnings per common share of $1.18, excluding special items, a 26-percent increase over the $0.94 recorded in the same period in 2014. Diluted earnings per common share were $0.76, as reported, for the second quarter.
"Minerals Technologies continued its strong financial performance in the second quarter of 2015, benefiting from the highly accretive acquisition of AMCOL International in May of 2014," said Joseph C. Muscari, chairman and chief executive officer. "Four of our five business segments recorded double digit operating income margins, and synergies from the acquisition are on track to achieve $70 million by year-end—more than $20 million higher than our $50 million target in the first two years of ownership."
Worldwide net sales in the second quarter increased 10 percent to $463.4 million from $421.1 million in the same period of 2014. Foreign exchange had an unfavorable impact on sales of $25.8 million, or 5 percent.
Income from operations, excluding special items, was $72.3 million, up 32 percent from $54.8 million in the second quarter of 2014 and represented 15.6 percent of sales. Income from operations, as reported, was $52.8 million or 11.4 percent of sales.
The special items incurred in the second quarter related primarily to the realignment of business operations of the Coiled Tubing service line in the Energy Services business segment. The company incurred restructuring and non-cash impairment of assets charges relating to this realignment of $16.8 million. Other special items included: acquisition-related transaction and integration costs, non-cash debt modification costs and additional debt modification fees. The combined effect of these non-recurring items reduced earnings by $0.42 per share.
The Company's cash flow from operations was strong in the second quarter at approximately $95 million, and cash and short-term investments were $227 million. The company also made a $50 million debt principal payment in the quarter.
Second quarter worldwide sales in the Specialty Minerals segment, which includes the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, decreased 7 percent from the same period in 2014. Foreign exchange had an unfavorable impact on sales of approximately $9.1 million or 5 percent. Operating income, excluding special items, for the segment increased 4 percent to $27.1 million over the second quarter of 2014.
Worldwide net sales of PCC, which is used primarily in the manufacturing processes of the paper industry, decreased 9 percent to $120.9 million from the same quarter last year. This decline was primarily attributable to the impact of foreign exchange of 7 percent.
"During the quarter, the company announced the signing of a new agreement for a 100,000 ton-per-year satellite PCC plant at a paper mill owned by the Sun Paper Group in Shandong Province, China. The facility will support a new paper machine scheduled to start up in the first half of 2016," said Mr. Muscari. "The company is currently commissioning its new 100,000 ton facility in Yanzhou, China, and has four additional satellite plants under construction in China that will be in operation by the end of 2016.  In addition, MTI recently announced a new agreement with an Indian paper maker for the deployment of FulFill® E-325 higher filler technology. This marks the company's twenty-first agreement for our FulFill® technology, which replaces high cost fiber with PCC."
Net sales of Processed Minerals products increased 2 percent to $35.6 million over the second quarter of 2014. Ground Calcium Carbonate sales increased 5 percent over prior year, and Talc sales decreased 1 percent from the prior year.
Second quarter sales in the Refractories segment, which provides products and services primarily to the worldwide steel industry, decreased 17 percent to $76.4 million compared with the second quarter of 2014.  Foreign exchange had an unfavorable impact on sales of $7.4 million, or 8 percent. The Refractories segment recorded operating income of $8.4 million, or 11.0 percent of sales. The decrease in sales and operating income in the segment was driven by lower steel capacity utilization in North America and Europe, combined with unfavorable foreign exchange.

The acquired business segments—Performance Materials, Construction Technologies and Energy Services—contributed to the solid financial performance.

Sales in the Performance Materials segment were $129.1 million, with operating income of $25.5 million, representing 19.8 percent of sales compared with 12.0 percent of sales, excluding special items, in the second quarter of 2014. The strong margin improvement was attributable to the realization of synergies and improved productivity.

Sales in the Construction Technologies segment were $52.1 million for the quarter with an operating income of $8.3 million, representing 15.9 percent of sales compared with 10.2 percent of sales, excluding special items, in the second quarter of 2014. The margin improvement was also attributable to the realization of synergies and improved productivity.

The Energy Services segment generated sales of $49.3 million in the second quarter, with operating income of $4.6 million, excluding special items. Operating margins, excluding special items, were 9.3 percent of sales compared with 14.2 percent of sales last year. The margin decrease was primarily due to the impact on the segment of the decline in oil prices, particularly within the on-shore businesses. The offshore filtration and well testing product lines performed well in the quarter. However, the segment continues to aggressively reduce costs to offset significant overcapacity in onshore oil and gas services caused by the decline in oil prices, particularly within Coiled Tubing.

During the second quarter, Moody's Investor Services upgraded the Company's long-term debt ratings, and the Company re-priced the $1.378 billion outstanding on its senior secured term loan facility. As amended, the loan facility now has a $1.078 billion variable rate tranche at a lower interest rate and a $300 million fixed rate tranche at an interest rate of 4.75%.
 "The acquisition and integration of AMCOL continues to track well, which has allowed us to record a strong financial performance during the first half of 2015." said Mr. Muscari. "We will continue to closely monitor the business conditions in the steel and oil industries, which have a direct impact on our Refractories and Energy Services segment, and we will make adjustments as necessary. Our focus going forward will be the continued integration of the new businesses, achieving additional synergies and executing our strategies of geographic expansion and new product innovation to achieve the 2020 profit and growth targets recently announced at our Analyst Day conference."
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Minerals Technologies will sponsor a conference call tomorrow, August 7, 2015 at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.
This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2014 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES

(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	June 28,	Mar. 29,	June 29,	Prior Qtr.	Prior Year	June 28,	June 29,	Prior Year
	2015	2015	2014			2015	2014

Net sales
Product sales	$414.1	$394.7	$372.5	5%	11%	$808.8	$616.9	31%
Service revenue	49.3	58.6	48.6	(16)%	1%	107.9	48.6	122%
Total net sales	463.4	453.3	421.1	2%	10%	916.7	665.5	38%

Cost of sales
Cost of goods sold	300.6	292.9	285.1	3%	5%	593.5	474.2	25%
Cost of service revenue	36.6	43.8	33.3	(16)%	10%	80.4	33.3	141%
Total cost of sales	337.2	336.7	318.4	0%	6%	673.9	507.5	33%

Production margin	126.2	116.6	102.7	8%	23%	242.8	158.0	54%

Marketing and administrative expenses	46.2	45.5	46.3	2%	(0)%	91.7	67.8	35%
Research and development expenses	5.8	5.9	6.3	(2)%	(8)%	11.7	11.4	3%
Amortization expense of intangible assets acquired	1.9	1.9	1.0	0%	*	3.8	1.0	*
Acquisition related transaction and integration costs	2.7	3.4	7.3	(21)%	*	6.1	12.4	*
Restructuring and other charges	16.8	0.0	6.0	*	*	16.8	6.0	*

Income from operations	52.8	59.9	35.8	(12)%	47%	112.7	59.4	90%

Interest expense, net	(15.8)	(15.4)	(8.9)	*	*	(31.2)	(9.1)	*
Extinguishment of debt costs and fees	(4.5)	0.0	(5.8)	*	*	(4.5)	(5.8)	*
Other non-operating income (deductions), net	(0.2)	3.2	(0.3)	*	*	3.0	(0.4)	*
Total non-operating deductions, net	(20.5)	(12.2)	(15.0)	*	*	(32.7)	(15.3)	*

Income from continuing operations before tax and equity in earnings	32.3	47.7	20.8	(32)%	55%	80.0	44.1	81%

Provision for taxes on income	5.3	12.1	3.4	(56)%	56%	17.4	10.5	66%
Equity in earnings of affiliates, net of tax	0.5	0.4	0.2	25%	*	0.9	0.2	*

Income from continuing operations, net of tax	27.5	36.0	17.6	(24)%	56%	63.5	33.8	88%

Income (loss) from discontinued operations, net of tax	0.0	0.0	1.8	*	*	0.0	1.8	*

Consolidated net income	27.5	36.0	19.4	(24)%	42%	63.5	35.6	78%

Less: Net income attributable to non-controlling interests	0.9	0.9	0.9	0%	0%	1.8	1.5	20%

Net Income attributable to Minerals Technologies Inc. (MTI)	$26.6	$35.1	$18.5	(24)%	44%	$61.7	$34.1	81%

Weighted average number of common shares outstanding:

Basic	34.7	34.7	34.5			34.7	34.5

Diluted	35.0	34.9	34.8			35.0	34.7

Earnings per share attributable to MTI:

Basic:
Income from continuing operations attributable to MTI	$0.77	$1.01	$0.48	(24)%	60%	$1.78	$0.94	89%
Income (loss) from discontinued operations attributable to MTI	0.00	0.00	0.05	*	*	0.00	0.05	*
Net Income attributable to MTI common shareholders	$0.77	$1.01	$0.53	(24)%	45%	$1.78	$0.99	80%

Diluted:
Income from continuing operations attributable to MTI	$0.76	$1.01	$0.48	(25)%	58%	$1.76	$0.93	89%
income (loss) from discontinued operations attributable to MTI	0.00	0.00	0.05	*	*	0.00	0.05	*
Net Income attributable to MTI common shareholders	$0.76	$1.01	$0.53	(25)%	43%	$1.76	$0.98	80%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.10	$0.10

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended June 28, 2015, March 29, 2015 and June 29, 2014 consisted of 91 days, 88 days, and 91 days, respectively.  The six month periods ended June 28, 2015 and June 29, 2014 consisted of 179 days and 180 days, respectively.  As a result of the acquisition of AMCOL International on May 9, 2014, the financial results of the acquired business reflect 52 days in the second quarter and six months of 2014.

2)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended June 28, 2015, March 29, 2015 and June 29, 2014 and the six month periods ended June 28, 2015 and June 29, 2014 and a reconciliation to reported earnings per share for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Six Months Ended
		June 28,	Mar. 29,	June 29,	June 28,	June 29,
		2015	2015	2014	2015	2014
	Income from continuing operations attributable to MTI	$26.6	$35.1	$16.7	$61.7	$32.3

	Special items:
	Acquisition related transaction and integration costs	2.7	3.4	7.3	6.1	12.4
	Debt extinguishment costs and fees	4.5	0.0	5.8	4.5	5.8
	Non-cash inventory step-up charges	0.0	0.0	5.6	0.0	5.6
	Restructuring and other charges	1.0	0.0	6.0	1.0	6.0
	Impairment of Assets	15.8	0.0	0.0	15.8	0.0
	Related tax effects on special items	(9.2)	(1.2)	(8.8)	(10.4)	(9.4)

	Income from continuing operations attributable to MTI, excluding special items	$41.4	$37.3	$32.6	$78.7	$52.7

	Diluted earnings per share, excluding special items	$1.18	$1.07	$0.94	$2.25	$1.52

During the second quarter of 2015, the Company incurred an impairment of assets charge of $15.8 million for its Coil Tubing assets, within the Energy Service segment. This product line has continued to have a deteriorating financial performance due to the significant reduction in oil prices and overcapacity in the on-shore oil services market.

3)
Free cash flow is defined as cash flow from continuing operations less capital expenditures.  The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended June 28, 2015, March 29, 2015  and June 28, 2014 and the six month periods ended June 28, 2015 and June 29, 2014 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Six Months Ended
	(millions of dollars)	June 28,	Mar. 29,	June 29,	June 28,	June 29,
		2015	2015	2014	2015	2014
	Cash flow from continuing operations	$94.8	$19.6	$92.4	$114.4	$107.5
	Capital expenditures	24.5	24.2	25.4	48.7	36.7
	Free cash flow	$70.3	$(4.6)	$67.0	$65.7	$70.8

4)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Six Months Ended
		June 28,	Mar. 29,	June 29,	June 28,	June 29,
		2015	2015	2014	2015	2014
	Interest income	$0.3	$0.4	$0.6	$0.7	$1.3
	Interest expense	(16.1)	(15.8)	(9.6)	(31.9)	(10.4)
	Debt extinguishment costs and fees	(4.5)	0.0	(5.8)	(4.5)	(5.8)
	Foreign exchange gains (losses)	0.3	3.5	0.1	3.8	0.2
	Other deductions	(0.5)	(0.3)	(0.3)	(0.8)	(0.6)
	Non-operating income (deductions), net	$(20.5)	$(12.2)	$(15.0)	$(32.7)	$(15.3)

5)
The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, August 7, 2015 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
SALES DATA	June 28,	Mar. 29,	June 29,	Prior	Prior	June 28,	June 29,
	2015	2015	2014	Qtr	Year	2015	2014	Prior Year

United States	$273.5	$267.9	$243.9	2%	12%	$541.4	$378.3	43%
International	189.9	185.4	177.2	2%	7%	375.3	287.2	31%
Net Sales	$463.4	$453.3	$421.1	2%	10%	$916.7	$665.5	38%

Paper PCC	$104.7	$105.2	$115.2	(0)%	(9)%	$209.9	$227.9	(8)%
Specialty PCC	16.2	16.5	17.9	(2)%	(9)%	32.7	34.2	(4)%
PCC Products	$120.9	$121.7	$133.1	(1)%	(9)%	$242.6	$262.1	(7)%

Talc	$14.2	$13.8	$14.4	3%	(1)%	$28.0	$27.9	0%
Ground Calcium Carbonate	21.4	18.5	20.4	16%	5%	39.9	37.5	6%
Processed Minerals Products	$35.6	$32.3	$34.8	10%	2%	$67.9	$65.4	4%

Specialty Minerals Segment	$156.5	154.0	167.9	2%	(7)%	310.5	327.5	(5)%

Refractory products	$59.5	$58.3	$68.5	2%	(13)%	$117.8	$131.7	(11)%
Metallurgical Products	16.9	15.6	23.1	8%	(27)%	32.5	44.7	(27)%
Refractories Segment	$76.4	$73.9	91.6	3%	(17)%	150.3	176.4	(15)%

Metalcasting	$71.6	$65.2	$39.4	10%	82%	$136.8	$39.4	247%
Household, Personal Care & Specialty Products	41.7	41.8	23.4	(0)%	78%	83.5	23.4	257%
Basic Minerals & Other Products	15.8	20.9	13.0	(24)%	22%	36.7	13.0	182%
Performance Materials Segment	$129.1	$127.9	$75.8	1%	70%	$257.0	$75.8	239%

Environmental products	$22.1	$11.4	$17.3	94%	28%	$33.5	$17.3	94%
Building Materials & Other Products	30.0	27.5	19.9	9%	51%	57.5	19.9	189%
Construction Technologies Segment	$52.1	$38.9	$37.2	34%	40%	$91.0	$37.2	145%

Energy Services Segment	$49.3	$58.6	$48.6	(16)%	1%	$107.9	$48.6	122%

Net Sales	$463.4	$453.3	$421.1	2%	10%	$916.7	$665.5	38%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	June 28,	Mar. 29,	June 29,	Prior	Prior	June 28,	June 29,
SEGMENT OPERATING INCOME DATA	2015	2015	2014	Qtr	Year	2015	2014	Prior Year

Specialty Minerals Segment	$27.1	$23.1	$23.9	17%	13%	$50.2	$45.4	11%
% of Sales	17.3%	15.0%	14.2%			16.2%	13.9%
Refractories Segment	$8.4	$8.3	$10.1	1%	(17)%	$16.7	$19.3	(13)%
% of Sales	11.0%	11.2%	11.0%			11.1%	10.9%
Performance Materials Segment	25.5	23.8	4.3	7%	493%	49.3	4.3	1047%
% of Sales	19.8%	18.6%	5.7%			19.2%	5.7%
Construction Technologies Segment	8.3	4.1	0.7	102%	1086%	12.4	0.7	1671%
% of Sales	15.9%	10.5%	1.9%			13.6%	1.9%
Energy Services Segment	(12.2)	5.8	5.9	(310)%	(307)%	(6.4)	5.9	(208)%
% of Sales	-24.7%	9.9%	12.1%			-5.9%	12.1%

Unallocated Corporate Expenses	$(1.6)	$(1.8)	$(1.8)	(11)%	(11)%	$(3.4)	$(3.8)	(11)%

Acquisition related transaction costs	$(2.7)	$(3.4)	$(7.3)	(21)%	(63)%	$(6.1)	$(12.4)	(51)%

Consolidated	$52.8	$59.9	$35.8	(12)%	47%	$112.7	$59.4	90%
% of Sales	11.4%	13.2%	8.5%			12.3%	8.9%

SPECIAL ITEMS

Specialty Minerals Segment	$0.0	$0.0	$2.2	*	*	$0.0	$2.2	*

Refractories Segment	$0.0	$0.0	$0.6	*	*	$0.0	$0.6	*

Performance Materials Segment	$0.0	$0.0	$4.8	*	*	$0.0	$4.8	*

Construction Technologies Segment	$0.0	$0.0	$3.1	*	*	$0.0	$3.1	*

Energy Services Segment	$16.8	$0.0	$1.0	*	*	$16.8	$1.0	*

Acquisition related transaction costs	$2.7	$3.4	$7.3	(21)%	*	$6.1	$12.4	*

Consolidated	$19.5	$3.4	$19.0	*	*	$22.9	$24.1	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (acquisition related transaction costs set forth in the above table), for the quarterly periods ended June 28, 2015, March 29, 2015 and June 29, 2014, and the six month periods ended June 28, 2015 and June 29, 2014 constituting a reconciliation to GAAP operating income set forth above.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Six Months Ended		% Growth
SEGMENT OPERATING INCOME,	June 28,	Mar. 29,	June 29,	Prior	Prior	June 28,	June 29,
EXCLUDING SPECIAL ITEMS	2015	2015	2014	Qtr	Year	2015	2014	Prior Year

Specialty Minerals Segment	$27.1	$23.1	$26.1	17%	4%	$50.2	$47.6	5%
% of Sales	17.3%	15.0%	15.5%			16.2%	14.5%
Refractories Segment	$8.4	$8.3	$10.7	1%	(21)%	$16.7	$19.9	(16)%
% of Sales	11.0%	11.2%	11.7%			11.1%	11.3%
Performance Materials Segment	25.5	23.8	9.1	7%	180%	49.3	9.1	442%
% of Sales	19.8%	18.6%	12.0%			19.2%	12.0%
Construction Technologies Segment	8.3	4.1	3.8	102%	118%	12.4	3.8	226%
% of Sales	15.9%	10.5%	10.2%			13.6%	10.2%
Energy Services Segment	4.6	5.8	6.9	(21)%	(33)%	10.4	6.9	51%
% of Sales	9.3%	9.9%	14.2%			9.6%	14.2%

Unallocated Corporate Expenses	$(1.6)	$(1.8)	$(1.8)	(11)%	(11)%	$(3.4)	$(3.8)	(11)%

Consolidated	$72.3	$63.3	$54.8	14%	32%	$135.6	$83.5	62%
% of Sales	15.6%	14.0%	13.0%			14.8%	12.5%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Thousands of Dollars)
	June 28,	December 31,
	2015*	2014**

Current assets:
Cash & cash equivalents	$224.5	$249.6
Short-term investments	2.9	0.8
Accounts receivable, net	406.2	412.6
Inventories	209.0	211.8
Prepaid expenses and other current assets	59.1	49.8
Total current assets	901.7	924.6

Property, plant and equipment	2,171.8	2,174.2
Less accumulated depreciation	1,014.9	992.1
Net property, plant & equipment	1,156.9	1,182.1

Goodwill	781.7	770.9
Intangible assets	217.0	212.1
Other assets and deferred charges	144.6	137.0

Total assets	$3,201.9	$3,226.7

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$6.0	$5.6
Current maturities of long-term debt	12.7	0.3
Accounts payable	183.3	170.4
Other current liabilities	175.0	176.6
Total current liabilities	377.0	352.9

Long-term debt	1,364.0	1,455.5
Deferred income taxes	305.6	314.5
Other non-current liabilities	227.9	214.9
Total liabilities	2,274.5	2,337.8

Total MTI shareholders' equity	900.4	863.0
Non-controlling Interest	27.0	25.9
Total shareholders' equity	927.4	888.9

Total liabilities and shareholders' equity	$3,201.9	$3,226.7

* Unaudited
** Condensed from audited financial statements.